Exhibit 10.4
Execution Copy
NONCOMPETITION AND NONSOLICITATION AGREEMENT
     This Noncompetition and Nonsolicitation Agreement (this “Agreement”) is made and entered into as of December 29, 2010 (the “Agreement Date”), by and among PGxHealth, LLC, a Delaware limited liability company (“Seller”), Clinical Data, Inc., a Delaware corporation (“Seller Parent”), and Transgenomic, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).
RECITALS
     Whereas, Seller, Seller Parent and Buyer have entered into that certain Asset Purchase Agreement, dated as of November 29, 2010, as amended by that certain Amendment to Asset Purchase Agreement, dated December 29, 2010, by and among Seller, Seller Parent and Buyer (together, the “Purchase Agreement”);
     Whereas, in connection with and as a condition to Buyer’s obligation to consummate the acquisition of the Assets from Seller and Seller Parent pursuant to the Purchase Agreement (the “Sale”), and to enable Buyer to secure more fully the benefits of the Sale, Buyer has required that Seller and Seller Parent enter into this Agreement; and
     Whereas, each of Seller and Seller Parent believe that the restrictions set forth in this Agreement are just and reasonable in light of the Sale and are entering into this Agreement in order to induce Buyer to consummate the Sale and the other transactions contemplated by the Transaction Documents.
     Now, Therefore, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
AGREEMENT
1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     1.1 “Affiliate” shall mean, with respect to any Person, a direct or indirect wholly-owned subsidiary of such Person.
     1.2 “Business” shall mean the business of: (i) providing the proprietary FAMILION family of genetic tests for inherited cardiac syndromes; and (ii) developing and commercializing other proprietary genetic and related biomarker tests, other than any proprietary genetic and related biomarker tests of or relating to the Seller’s therapeutic development business, which, for the avoidance of doubt, does not and will not include any proprietary genetic and related biomarker tests included in the Assets.

     1.3 “Competitive Business” means any business, whether conducted within or outside of the United States, that competes, either directly or indirectly, with the Business or that otherwise interferes, either directly or indirectly, with the Business.
     1.4 “Noncompetition Period” shall mean the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date; provided, however, that in the event of any breach by either Seller or Seller Parent or any of their Affiliates or Representatives of any provision of this Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.
     1.5 “Representatives” means the executive officers and employees.
     1.6 “Seller Employee” means any individual who is an employee of Seller or Seller Parent on the Closing Date, other than Specified Employees.
     1.7 “Specified Employee” means any individual who: (i) is or was an employee of Seller or Seller Parent that, on the Closing Date or during the one hundred eighty (180) day period ending on the Closing Date, provided services to Seller or Parent Seller in connection with the Business; or (ii) is an employee of Buyer or its Affiliates at any time during the Noncompetition Period.
2. Restriction on Competition. Each of Seller and Seller Parent agree that, during the Noncompetition Period, it shall not, and shall not permit any of its Affiliates or Representatives to manage, control, participate in or otherwise engage in, directly or indirectly, a Competitive Business; provided, however, that Seller and Seller Parent may, without violating the restrictions set forth in this Section 2, own, as a passive investment, shares of capital stock of a publicly held corporation that engages in a Competitive Business if (i) such shares are actively traded on an Exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Seller and Seller Parent, and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Seller’s and Seller Parent’s Affiliates and Representatives collectively represent less than one percent (1%) of the total number of shares of such corporation’s outstanding capital stock and (iii) neither Seller nor Seller Parent nor any of their respective Affiliates or Representatives is otherwise associated directly or indirectly with such corporation or with any Affiliate or Representative of such corporation.
3. No Hiring or Solicitation of Employees.
     3.1 Each of Seller and Seller Parent agree that, during the Noncompetition Period, it shall not, and shall not permit any of its Affiliates or Representatives to: (i) hire any Specified Employee; or (ii) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any Specified Employee to leave his or her employment with Buyer or any of its Affiliates or Representatives, as applicable; provided, however, that this paragraph will not restrict Seller and Seller Parent from hiring any Specified Employee who applies for employment with Seller or Seller Parent in response to an advertisement in a publication or medium of general circulation that is not targeted to such Specified Employee.
     3.2 Buyer agrees that, during the Noncompetition Period, it shall not, and shall not permit any of its Affiliates or Representatives to: (i) hire any Seller Employee; or (ii) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) any Seller Employee to leave his or her employment with Seller or any of its Affiliates or Representatives as applicable; provided, however, that this paragraph will not restrict Buyer from hiring any Seller Employee who applies for employment with Buyer in response to an advertisement in a publication or medium of general circulation that is not targeted to such Seller Employee.
4. Nondisparagement. Each of Seller and Seller Parent agree that, during the Noncompetition Period, it shall not make any written or oral statements or disclosures, or cause or encourage any of its Affiliates, Representatives or directors to make any written or oral statements or disclosures, that defame, disparage or in any way criticize the Business or the reputation, practices or conduct of Buyer or any of its Affiliates, Representatives or directors. Buyer agrees that, during the Noncompetition Period, it shall not make any written or oral statements or disclosures, or cause or encourage any of its Affiliates, Representatives or directors to make any written or oral statements or disclosures, that defame, disparage or in any way criticize Seller or Seller Parent or the reputation, practices or conduct of Seller or Seller Parent or any of its Affiliates, Representatives or directors.
5. Reasonableness of Covenants. The parties hereto expressly acknowledge and agree that the character, duration and geographical scope of the restrictive covenants set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof, including, without limitation, Seller’s and Seller Parent’s substantial economic interest in the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, if any court determines that any of the restrictive covenants contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such covenant, the parties agree that it would serve the mutual intent of such parties if such court would modify the duration or scope of such provision so that such provision, in its modified form, shall then be enforceable to the maximum extent permitted by applicable law.
6.	Miscellaneous.
     6.1 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.
     6.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 6.2):
     If to Seller or Seller Parent:
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Attn: Caesar J. Belbel, EVP and Chief Legal Officer
Fax: 617-965-0445
     With a copy to (which shall not constitute notice):
Cooley LLP
500 Boylston Street, 14 Floor
Boston, MA 02116
Attn: Marc A. Recht
Fax: 617-937-2400
     If to Buyer:
Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164
Attn: Craig J. Tuttle, President and Chief Executive Officer
Fax: 402-452-5461
     With a copy to (which shall not constitute notice):
Paul, Hastings, Janofsky & Walker LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121
Attn: Carl R. Sanchez, Esq.
Fax: 858-458-3005
Notwithstanding the foregoing, the parties expressly acknowledge and agree that, for purposes of delivering any notice pursuant to this Agreement: (i) any such notice delivered to either Seller or Seller Parent in accordance with this Section 6.2 shall be deemed to have been delivered to both Seller and Seller Parent; and (ii) any such notice given by either Seller or Seller Parent in accordance with this Section 6.2 shall be deemed to have been given by both Seller and Seller Parent.
     6.3 Headings. The bold-face headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of law rules that may direct the application of the laws of another jurisdiction.
     6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, if any. Neither Seller nor Seller Parent shall assign its rights or obligations under this Agreement to any Person without the consent of Buyer. Buyer shall not assign its rights or obligations under this Agreement to any Person without the consent of Seller Parent.
     6.6 Termination. This Agreement shall automatically terminate and be of no further force or effect upon a merger, change of control, or sale of all or substantially all of the assets of Seller Parent.
     6.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative and not alternative. The parties agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.6, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     6.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     6.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     6.10 Severability. Subject to the provisions of Section 5, if one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     6.11 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one Party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.
     6.12 Entire Agreement. This Agreement, together with each of the other Transaction Documents and the schedules and exhibits hereto and thereto, set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
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     In Witness Whereof, the parties have duly executed this Noncompetition and Nonsolicitation Agreement as of the date first set forth above.

BUYER: Transgenomic, Inc.
By:	/s/ Craig J. Tuttle
Craig J. Tuttle
President and Chief Executive Officer

SELLER: PGxHealth, LLC
By: PGxHealth Holding, Inc.
Its: Sole Member

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

SELLER PARENT: Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President and Chief Legal Officer

[Signature Page to Noncompetition and Nonsolicitation Agreement]